SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: October 21, 1999


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)


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Item 5.  Other Events
---------------------

      As previously reported, in connection with the merger of New England Electric System (NEES) and The National Grid Group plc (National Grid), NEES and National Grid filed for merger approval with the Nuclear Regulatory Commission (NRC) associated with the minority ownership interests of a NEES subsidiary in six nuclear plants. On July 20, 1999, three subsidiaries of Northeast Utilities (the lead owner of two of the nuclear plants) filed a request for hearing with the NRC raising issues with respect to foreign ownership and whether the NEES subsidiary will continue to meet financial qualifications standards under the Atomic Energy Act.

   On October 21, 1999, the NRC granted the request for a hearing on these two issues and directed NEES, National Grid, and the Northeast Utilities subsidiaries to confer promptly on whether this proceeding could be settled without the need for a hearing. In the event the parties do not reach a settlement satisfactory to the NRC, the hearing is scheduled for January 12, 2000. If a hearing is held, the NRC stated it expects to issue a final order on the merits by April 3, 2000. NEES and National Grid believe that they can satisfy the NRC as to the two issues raised for hearing.

                            SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                s/Michael E. Jesanis

                              By
                                 Michael E. Jesanis
                                 Senior Vice President and
                                 Chief Financial Officer

Date: October 22, 1999




The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.